Exhibit 10.3

FOURTH AMENDMENT TO LEASE

This FOURTH AMENDMENT TO LEASE (this “Fourth Amendment”) is executed effective as of the 27 day of September 2018 between JP-CORPORATE PLACE, LP, a Texas limited partnership (“Landlord”), and INTRUSION, INC. (“Tenant”).

RECITALS

A.

Icon 1101 E. Arapaho Owner Pool 2, LLC (the “Original Landlord”) and Tenant are parties to that certain Lease dated as of January 12, 2004 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of September 1, 2009 (the “First Amendment”), by that certain Second Amendment to Lease dated as of September 21, 2012 (the “Second Amendment”), and by that certain Third Amendment to Lease dated March 16, 2017 (the “Third Amendment”). The Original Lease, as amended by the First Amendment, Second Amendment and Third Amendment, is herein referred to as the “Lease.”

B.

Under the terms of the Lease, Landlord leases to Tenant certain premises consisting of approximately 22,590 rentable square feet with an address of 1101 East Arapaho Road, Suite 200, Richardson, Texas 75081, as more particularly described in the Lease and located in the Building commonly known as Corporate Place.

C.	Landlord is the successor in interest to the Original Landlord, having purchased the Building in July 2017.

D.	The Term of the Lease currently expires on April 30, 2021.

E.	Tenant desires to extend the Term of the Lease and Landlord has agreed to such extension on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby covenant and agree as follows:

AMENDMENTS

1.     Definitions. Except as expressly defined in this Fourth Amendment, each defined term used in this Fourth Amendment has the same meaning given to such term in the Lease; provided, however, in the event of a conflict, the definition set forth in this Fourth Amendment shall control.

2.     Premises. Landlord currently leases to Tenant Suite 200 in the Building, which the parties agree contains an aggregate of 22,590 rentable square feet (the “Premises”).

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3.     Amendment to Lease. As of October 1, 2018 (the “Effective Date”), unless otherwise set forth below, Landlord and Tenant hereby amend the Lease as follows:

(a)     Fourth Extended Term. The Term of Lease as set forth in the Reference Pages of the Lease is hereby extended for a period of forty-three (43) months beginning on May 1, 2021 (the “Fourth Extended Term Commencement Date”) and expiring on November 30, 2024 (the “Fourth Extended Term Termination Date”). The portion of the Term commencing on the Fourth Extended Term Commencement Date and ending on the Fourth Extended Term Termination Date shall be referred to herein as the “Fourth Extended Term.”

(b)     Base Rent for the Premises. Beginning on the Effective Date, the schedule of Base Rent for the Premises is hereby amended to be as follows:

Lease Months	Annual Rate per Rentable Square Foot	Monthly Base Rent
10/1/2018 – 3/31/2019	$ 0.00 + E	None + E
4/1/2019 – 3/31/2020	$ 15.00	$ 28,237.50
4/1/2020 – 4/30/2021	$ 15.50	$ 29,178.75
5/1/2021 – 4/30/2022	$ 16.00 + E	$ 30,120.00 + E
5/1/2022 – 4/30/2023	$ 16.50 + E	$ 31,061.25 + E
5/1/2023 – 4/30/2024	$ 17.00 + E	$ 32,002.50 + E
5/1/2024 – 11/30/2024	$ 17.00 + E	$ 32,002.50 + E
+ E means plus Tenant’s pro rata share of electricity charges.

(c)     Electrical Expenses. Tenant shall pay as additional rent Tenant’s Share of an amount (the “Electrical Expenses”) equal to the sum of Tenant’s Proportionate Share of all electrical service to the Building (“EE Additional Rent”). Such EE Additional Rent, together with any and all other amounts payable monthly by Tenant to Landlord pursuant to the terms of the Lease and this Amendment, shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and EE Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent beginning on the Effective Date.

(d)     Cap on Electricity Expense. Section 6 of the Third Amendment is deleted in its entirety.

(e)     Outstanding Operating Expenses. Landlord hereby waives all past due Operating Expenses for 2017.

(f)     Base Year. As of the Effective Date, (a) the “Base Year Expenses” shall be Calendar Year 2019, and (b) “Base Year (Taxes)” shall be Calendar Year 2019.

(g)     AC Systems. Tenant’s dedicated new AC Systems described under Improvement to Premises shall be separately metered. Tenant agrees to maintain a service contract with a licensed HVAC contractor to service the AC Systems on at least a semi-annual basis. The Tenant shall be responsible for all repairs and maintenance of the AC Systems.

(h)     Renewal Option. Attached as Exhibit A is a Renewal Option for the Premises. All prior Renewal Options with respect to the Premises are null and void.

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4.     Improvements to Premises. Tenant accepts the Premises “AS IS, WHERE IS” and the Landlord will only be required to re-carpet the Premises using the Landlord’s Standard Building Materials and to fund the Texas Air Systems quote of $198,775.00 dated July 16, 2018, for turnkey installation of two (2) dedicated Data Aire G Force Split Systems (the “AC Systems”). In this regard, the Tenant will meet with the Landlord’s representative within twenty (20) days after the execution of this Fourth Amendment and select carpeting from the samples available from the Landlord’s Standard Building Materials. Landlord will order the selected carpeting (if available) and arrange for installation. The Tenant agrees to cooperate with Landlord and Landlord’s contractors with respect to moving of furniture, files, computers, phones and fixtures in order to install the carpet in the Premises. Tenant will coordinate with Landlord on installation of AC Systems. Tenant will be responsible for any roof damage or leaks resulting from improper installation of AC Systems by Texas Air Systems. Texas Air Systems must provide Landlord with proof of insurance and add Landlord as additional insured.

5.     Broker. Landlord acknowledges that NAI Robert Lynn represents the Tenant in connection with the negotiation of this Fourth Amendment and will be entitled to a real estate commission pursuant to the terms of a separate agreement.

6.     Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this Fourth Amendment, Tenant is in compliance with all material terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

7.     No Further Modification. Except as set forth in this Fourth Amendment, all of the terms and provisions of the Lease shall apply with respect to the Premises, as revised by this Fourth Amendment, and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the “Lease” shall refer to the Lease as amended by this Fourth Amendment. In the event of a conflict between the terms of this Fourth Amendment and the original Lease, the terms of this Fourth Amendment shall control as to the subject matter in conflict.

8.     Counterparts and Signatures. This Fourth Amendment may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. This Fourth Amendment may be executed by a party’s signature transmitted by facsimile (“fax”) or by portable document format (“pdf”), and copies of this Fourth Amendment executed and delivered by means of faxed or pdf signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon faxed or pdf signatures as if such signatures were originals. All parties hereto agree that a fax or pdf signature page may be introduced into evidence in any proceeding arising out of or related to this Fourth Amendment as if it were an original signature page.

[Signatures are on following page.]

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EXECUTED as of the date first above written.

LANDLORD: JP-CORPORATE PLACE, LP, a Texas limited partnership

By:	JP-CORPORATE PLACE GP, LLC,
a Texas limited liability company, its sole General Partner

By:	/s/ Scot Florsheim
Scot Florsheim, Manager

TENANT: INTRUSION, INC., a Delaware corporation By: /s/ Michael L. Paxton Name: Michael L. Paxton Title: Vice President and CFO

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EXHIBIT A

Renewal Option

Option Term. Landlord hereby grants to Tenant an option to extend the Lease Term for a period of three (3) years (an “Option Term”), which options shall be exercisable only by written notice (“Option Notice”) delivered by Tenant to Landlord as provided in Section 2 below. Tenant shall not have the rights contained in this Exhibit A if, as of the date of the Option Notice or, at Landlord’s option, at any time between the delivery of the Option Notice and the commencement of the Option Term, Tenant is in material default under this Lease after any applicable notice and cure period, Tenant or an Affiliate of Tenant does not physically occupy the entire Premises.

1.     Option Rent. The Rent payable by Tenant during the Option Term (“Option Rent”) shall be equal to the fair market rent for the Premises as of the commencement date of the Option Term. The fair market rent shall be the rental rate, including all escalations, at which tenants, as of the commencement of the Option Term, are leasing non-sublease, non-encumbered space comparable in size, location and quality to the Premises for a term of three (3) years, which comparable space is located in other similar class office buildings in the market area of the Building in Richardson, Texas.

2.     Exercise of Option. The option contained in this Exhibit A shall be exercised by Tenant, if at all, only in the following manner: (i)

(i)     Tenant shall deliver written notice (“Interest Notice”) to Landlord between twelve (12) months and nine (9) months prior to the expiration of the Lease Term, stating that Tenant is interested in exercising its option;

(ii)     Landlord, after receipt of the Interest Notice, shall deliver written notice (the “Option Rent Notice”) to Tenant setting forth Landlord’s good faith determination of the Option Rent within thirty (30) days of receipt of Interest Notice; and

(iii)     If Tenant wishes to exercise such option, Tenant shall, within thirty (30) days after Tenant’s receipt of the Option Rent Notice, exercise the option by delivering written notice (the “Option Notice”) to Landlord and, upon and concurrent with such exercise, Tenant may, at its option, object to the Option Rent determined by Landlord.

If Tenant exercises the option to extend but objects to the Option Rent contained in the Option Rent Notice, then the Option Rent shall be determined as set forth in Section 3 below. Failure of Tenant to deliver the Interest Notice to Landlord on or before the date specified in (i) above or to deliver the Option Notice to Landlord on or before the date specified in (iii) above shall be deemed to constitute Tenant’s failure to exercise its option to extend. If Tenant timely and properly exercises its option to extend, the Lease Term, subject to Section 3 below, shall be extended for the Option Term upon all of the terms and conditions set forth in this Renewal Option, except that the Rent shall be as indicated in the Option Rent Notice or as determined in accordance with Section 3 below, and all references herein to the Lease Term shall include the Option Term.

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3.     Determination of Option Rent. In the event Tenant exercises its option to extend but objects to Landlord’s determination of the Option Rent in connection with its exercise of the option to extend, Landlord and Tenant shall attempt to agree in good faith upon the Option Rent. If Landlord and Tenant fail to reach agreement within twenty (20) days following Landlord’s receipt of the Option Notice (the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent, within five (5) business days after the Outside Agreement Date, and concurrently exchange such determinations and such determinations shall be submitted to arbitration in accordance with Sections 3(i) through 3(vii) below.

(i)     Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of comparable office properties in the area of Richardson, Texas. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual fair market rent, as determined by the arbitrators, taking into account the requirements of this Renewal Option. Each such arbitrator shall be appointed within fifteen (15) business days after the applicable Outside Agreement Date.

(ii)     The two (2) arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

(iii)     The three (3) arbitrators shall within five (5) business days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent, and shall notify Landlord and Tenant thereof. Should the three (3) arbitrators fail to reach such decision, then the decision shall be made solely by the third such appointed arbitrator.

(iv)     The decision as to the amount of the Option Rent, as made by the arbitrators, or the third arbitrator alone as aforesaid, shall be binding upon Landlord and Tenant.

(v)     If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) business days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

(vi)     If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the Option Rent to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 3.

(vii)     The cost of the third arbitrator shall be paid by Landlord and Tenant equally, and the cost of each of Landlord’s and Tenant’s arbitrator shall be paid by the party that engages such arbitrator.

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